BlackRock Variable Series Funds, Inc.
Series Number: 10
File Number: 811-3290
CIK Number: 355916
BlackRock Money Market V.I. Fund
For the Year Ending: 12/31/2006

Pursuant to Exemptive Order Release No. IC-18748 dated June 2, 1992, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the year ended December 31, 2006.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

m/d/yyyy	$3,455	Edison Asset Securitization	4.39%	2/16/2006
m/d/yyyy	12,000	Clipper Receivables Comp	4.47	2/23/2006
m/d/yyyy	6,132	Southern Company Funding	4.51	2/17/2006
m/d/yyyy	5,500	Falcon Asset Sec	4.53	3/28/2006
m/d/yyyy	9,055	Yorktown Capital LLC	4.68	4/13/2006
m/d/yyyy	8,443	Clipper Receivables Comp	4.79	5/15/2006
m/d/yyyy	11,000	Preferred Receivables Funding	4.81	5/15/2006
m/d/yyyy	2,251	Edison Asset Securitization	5.06	7/05/2006
m/d/yyyy	2,500	Edison Asset Securitization	5.25	7/28/2006
m/d/yyyy	3,595	Yorktown Capital LLC	5.35	8/22/06
8/16/06	2,000	CC USA Inc.	5.28	10/17/06
9/18/06	2,000	Park Avenue Receivables	5.25	10/4/06
9/18/06	9,875	Kitty Hawk Funding Corp.	5.26	10/18/06
12/12/06	4,000	Mane Funding Corp.	5.25	3/16/07